Exhibit 99.1

magicJack's GAAP Third Quarter 2012 Quarterly Revenue
and Income Highest Ever Even After Large Special Charges

Without special charges, non-GAAP operating income was approximately $0.75 per share; GAAP EPS were $0.78 per share

West Palm Beach, FL, and Netanya, Israel  October 19, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL) (the “Company”), the Voice Experts and cloud communications leader that invented voice over IP (VoIP) and sold over 10 million magicJacks®, today announced record breaking GAAP financial results for the quarter ended September 30, 2012. Q3, 2012 revenue was $40.8 million and net income was $15.1 million. GAAP earnings per share (EPS) were $0.78 including various special charges. Excluding such charges, non-GAAP operating income per share was approximately $0.75 per share. There were 19.3 million shares outstanding as of September 30, 2012, 3.1 million shares less than the number of shares outstanding as of September 30, 2011.

Q3 Results and 2012 GAAP EPS Guidance
Commenting on the Q3 results, magicJack CEO Dan Borislow stated, "magicJack’s financial performance this quarter was outstanding. Take away some special charges and we would have had over $41 million in revenue and $0.75 in operating income per share. The special charges of $3.4 million included a large write down in chips we procured when we were in danger of not having enough inventory as a result of the Tsunami in Japan. There was also a large one-time accrual of a new employee bonus plan, based onthe profits of the Company.We have a good chanceto achieve over $2.00 GAAP EPS for full year 2012. This quarter serves as an example of the earnings power of the Company."

Business and Product Updates
Borislow also provided some insight into the Company’s perspective on industry and product trends, "As the Telecom world is so rapidly changing, we are at the forefront of change being fortunate to invent new products that people love. Everybody wants to think this is a software driven world but it has become obvious to us, it's hardware first then software riding on the new hardware. Much of what used to be performed by software is in the logic of chips now. That being said, there is one piece of software that isbecoming the most important in Telecom when using this incredible array of new hardware and hardware products we have not even seen yet. That is softphone software. This is what magicJackVocalTec invented in 1994 when it filed and received this foundational patent. With Voice over LTE, Wi-Fi and other high-speed connections, this technology and patent have recently become more vital, now and into the future. Further with limited resources available throughout the world, including phone numbers and wireless bandwidth, and with cost structure so important, magicJack has the technology and patents owned and filed to be the most relevant and innovative VoIP company ever. The latest system on a chip (SoC) we have developed has over 22 important functions contained in it. We already deployed servers using an incredible invention to preserve the phone number pool worldwide by using our form of magic. The bulk of what we invented and are building now will be on the market in 2013 in ahighly visible way being used by tens of millions of people. Call it bragging, call it what you may, I am so proud of my people and the VocalTec people before me for being able to change Telecom forever, making it more reliable, easier to use, more robust, with better voice quality, available across many platforms and with the cost being inexpensive/free.”

With respect to the Company’s specific product plans, Borislow stated, “2013 will be the year we introduce some staple products and services that will have a very long shelf life and can be enhanced in the future by adding USB modules and/or software. One is the magicJack Wi-Fi that can also serve as a router, a 4G hotspot, and provide Triple Play capabilities all with backwards compatibility. There are a host of new inventions that come along with this product at launch. Further, we will integrate our new Numbers invention into our softphones/apps and make it available on almost any 4G platform including smartphones, computers, portable phones and tablets, etc. The softphone and corresponding apps will include free texting and SMS capabilities to internal and external networks. We will have a few very significant new products in the home and enterprise markets and expect to be in the small enterprise market later in 2013. This was also an important quarter because we have figured out our future plans and started design work. The first quarter 2013 will be our next important quarter as we roll out these products and services with the financial benefits starting and continuing on a greater pace in second quarter 2013 and beyond. We will convert our IP (including patents) into cash and other benefits in 2013. We also expect to diversify our business into otherunrelated products and services and to broaden our wholesale telecom services offerings.” Borislow finishes with, “We are the very best at a lot of things we do; now we need to become the best at everything we do including when expanding into new markets.”

For investors participating in the upcoming conference call this morning at 10:00 a.m. ET, because we have included a lot of information in this press release and we expect very few questions, we will therefore limit our questions on the conference call to analysts. Conference call details are as follows:

U.S. Toll Free:	1.877.251.1860
International:	+1.253.237.1123
Conference ID:	41716690

Certain Unaudited Condensed Statements of Operations and Comparison
(in thousands, except per share information)

	Three Months Ended September 30,		2012 Compared to
	2012	2011	2011
Revenue
Sale of magicJack and magicJack PLUS	$20,708	$9,974	$10,734	107.6%
License renewals	10,895	9,610	1,285	13.4
Shipping and handling	1,611	453	1,158	255.6
magicJack-related products	1,910	1,263	647	51.2
Prepaid minutes	3,304	3,041	263	8.6
Access and termination charges	2,021	(1,152)	3,173	275.4
Other	340	1,723	(1,383)	(80.3)
Total Operating Revenue	40,789	24,912	15,877	63.7
Cost of Revenues
Cost of magicJack and magicJack PLUS sold	7,645	2,914	4,731	162.4
Shipping and handling	282	441	(159)	(36.1)
Credit card processing fees	651	618	33	5.3
Network and carrier charges	7,195	7,171	24	0.3
Other	973	1,361	(388)	(28.5)
Total Cost of Revenues	16,746	12,505	4,241	33.9
Gross Profit	24,043	12,407	11,636	93.8
Operating expenses:
Advertising	4,892	7,301	(2,409)	(33.0)
General and administrative	7,373	7,420	(47)	(0.6)
Research and development	592	647	(55)	(8.5)
Total operating expenses	12,857	15,368	(2,511)	(16.3)
Operating income (loss)	11,186	(2,961)	14,147	477.8
Total other income	3,959	2,023	1,936
Income (loss) before income taxes	15,145	(938)	16,083
Income tax expense	29	23	6
Net income (loss)	$15,116	$(961)	$16,077

Earnings (loss) per ordinary share - Basic:	$0.78	(0.04)

Certain Unaudited Balance Sheet Items
(in thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Cash and cash equivalents	$25,383	$12,961
Marketable securities, at fair value	8,961	22,135
Deferred revenue, current portion	72,823	71,691
Deferred revenue, net of current portion	54,438	46,143
Ordinary shares outstanding, net of shares held in treasury	19,268	21,174

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading internationalprovider of global voice over many platforms. The Company has achieved sales of over 10 million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically haduptime of over 99.99 percent.

Contact:

Investor Relations
Andrew MacInnes, President
561-749-2255
ir@magicJack.com

Media Relations
Kari Hernandez, INK Public Relations for magicJack
512-382-8982
magicjack@ink-pr.com